UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 13, 2011

AQUILEX HOLDINGS LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-166853	02-0795750
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 Peachtree Rd, N.E. Suite 2100, Atlanta, Georgia		30326
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 869-6677

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 13, 2011, Aquilex Holdings LLC (the “Company”) and certain of its subsidiaries (collectively with the Company, the “Loan Parties”) entered into a Forbearance Agreement and Second Amendment (the “Forbearance Agreement”) in connection with the Company’s Amended and Restated Credit Agreement, dated as of April 1, 2010 and amended on February 28, 2011 (as amended, the “Credit Agreement”), with Royal Bank of Canada, as Administrative Agent (the “Administrative Agent”) and L/C Issuer (the “L/C Issuer”), and the required lenders thereunder (the “Required Lenders”).

Pursuant and subject to the terms of the Forbearance Agreement, the Administrative Agent, the L/C Issuer and the Required Lenders agreed to forbear, until December 8, 2011 (the “Forbearance Period”), from exercising default-related rights and remedies against the Loan Parties with respect to the Company’s failure to comply with its financial maintenance covenants (total leverage ratio, interest coverage ratio and senior secured leverage ratio, each as defined in the Credit Agreement) for the four-fiscal quarter period ended September 30, 2011. Pursuant to the terms of the Forbearance Agreement, the applicable interest rate margin on the loans under the Credit Agreement was increased by 1.00%. During the Forbearance Period, such additional interest may be paid in kind at the option of the Company by adding the accrued interest to the principal amount of the applicable loans. The Forbearance Agreement also provides that any LIBOR-based loans with interest periods expiring during the Forbearance Period may be continued only at the discretion of the Administrative Agent and only for one-month interest periods. In addition, the parties to the Forbearance Agreement have agreed that any auto-renewal letters of credit for which notice of non-renewal would be due during the Forbearance Period will be extended. As a condition to the effectiveness of the Forbearance Agreement, the Company agreed to pay a forbearance fee to consenting lenders equal to $250,000, plus reimbursement of certain fees and expenses.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements For Certain Officers

On October 13, 2011, the Company adopted an employee retention plan (the “Employee Retention Plan”) that covers certain of the Company’s managers and executives (the “Covered Employees”), including L.W. Varner, Jr., our principal executive officer, Jay Ferguson, our principal financial officer, and Pedro Amador, a named executive officer. Pursuant to the Employee Retention Plan, and subject to the payment mechanism described below, we expect to make bonus payments to Mr. Varner, Mr. Ferguson and Mr. Amador of $290,000, $200,000 and $130,000, respectively.

Under the Employee Retention Plan, each Covered Employee will receive a bonus payment, one-half of which will be payable upon the Covered Employee’s entry into an agreement confirming acceptance of the terms of the Employee Retention Plan. Subject to the conditions set forth below, the remaining one-half of the bonus payment shall be payable to the Covered Employee on the date (the “Payment Date”) that is ninety days following the consummation of a change of control, if any, of the Company.

In the event that a Covered Employee is terminated without cause before the Payment Date, the Covered Employee shall be paid a prorated percentage of the bonus. In the event that a Covered Employee is terminated with cause or voluntarily resigns before the Payment Date, the Covered Employee shall not receive any further bonus payments and shall be required to return to the Company the bonus payments previously received under the Employee Retention Plan. If any amounts are so returned, the Company may reallocate such amounts to other Covered Employees.

In addition to the bonus payments provided for under the Employee Retention Plan, on October 17, 2011, the Company paid Mr. Varner a discretionary bonus in the amount of $250,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquilex Holdings LLC

By:	/s/ Jay W. Ferguson
Name:	Jay W. Ferguson
Title:	Senior Vice President and Chief Financial Officer

Date: October 18, 2011